Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden

T: 617-453-1336 or C: 617-780-7432

Jaren.Madden@infi.com

http://www.infi.com

INFINITY ANNOUNCES PROMISING PHASE 1 DATA OF IPI-926 IN PATIENTS WITH

ADVANCED OR METASTATIC SOLID TUMORS

– First Demonstration of Clinical Activity of IPI-926 Observed in Patients with Basal Cell Carcinoma –

Milan, Italy – October 10, 2010 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced promising preliminary results from a Phase 1 study of IPI-926, its novel, oral small molecule that targets the Hedgehog pathway. In the study, IPI-926 was well tolerated and resulted in clinical activity in patients with basal cell carcinoma (BCC). These data demonstrate the ability of IPI-926 to inhibit the Hedgehog pathway, further supporting the Phase 1b/2 study of IPI-926 in combination with Gemzar® (gemcitabine) in patients with previously untreated, metastatic pancreatic cancer, which is enrolling patients. These data were described in a poster presentation at the European Society for Medical Oncology (ESMO) Congress in Milan, Italy.

“This study provides important information about the tolerability and anti-tumor activity of IPI-926 in patients with solid tumors and confirms our hypothesis that inhibition of the Hedgehog pathway may be an important new approach to treating the broad range of cancers in which this pathway is implicated,” said Antonio Jimeno, M.D., Ph.D., Associate Professor, University of Colorado School of Medicine, and a lead investigator in this study. “I look forward to further exploration of the clinical potential of IPI-926 in multiple indications.”

“We are encouraged by the clinical data of IPI-926 showing a pharmacokinetic profile that supports once daily dosing as well as activity in patients with basal cell carcinoma. We look forward to following the numerous patients who remain on study and reporting the full set of data in the future,” stated Julian Adams, Ph.D., president of research and development at Infinity. “Having demonstrated that IPI-926 has on-target activity against the Hedgehog pathway, these results further support our Phase 1b/2 trial in pancreatic cancer. We are currently evaluating additional indications in which to advance IPI-926.”

Trial Design and Results

The Phase 1 study of IPI-926 was designed as an open-label, dose-escalation study in patients with advanced and/or metastatic solid tumor malignancies. Patients received IPI-926 administered orally once-daily on 28 day cycles at doses ranging from 20 mg to 200 mg. In addition to the initial dose escalation phase, several expansion cohorts were enrolled at the 130 mg dose level, including a cohort of patients with locally advanced or metastatic BCC. Trial endpoints include safety and tolerability, pharmacokinetics, pharmacodynamics and anti-tumor activity. Further dose escalation in this study is ongoing to determine the maximum tolerated dose of IPI-926.

At the time of the data presentation, 60 patients have been enrolled, including 24 patients with BCC. IPI-926 has been well tolerated. The most common adverse events observed were Grade 1 and 2 fatigue and nausea. Grade 3 transaminitis was observed in four patients; however, all events of transaminitis were asymptomatic and reversible. No Grade 4 or 5 related AEs were observed. Steady state exposure to IPI-926 was achieved after three weeks on study, confirming the potential for once daily dosing.

In the BCC cohort, 17 patients were enrolled who were naïve to treatment with a Hedgehog pathway inhibitor. To date, four clinical partial responses have been observed in this group of patients. As the majority of patients with BCC have undergone treatment for less than 24 weeks, more time on study will be required to fully assess the clinical activity of IPI-926 in patients with BCC. Only one patient with BCC naïve to treatment with a Hedgehog pathway inhibitor has discontinued from the study due to progression of disease, and this patient was on trial for more than 18 months. Among patients with non-BCC solid tumors enrolled in the study, three patients have shown stable disease for at least six months.

Information regarding clinical trials for IPI-926, including participating clinical trial sites, is available at www.clinicaltrials.gov.

About the Hedgehog Pathway and IPI-926

Malignant activation of the Hedgehog pathway is responsible for a broad range of cancers through three distinct mechanisms: signaling to the tumor microenvironment, signaling to tumor progenitor cells, and genetic activation of the Hedgehog pathway in tumor cells. IPI-926 is a small molecule that inhibits Smoothened (Smo), a key component of the Hedgehog pathway. Smo inhibition represents a significant anti-cancer opportunity for addressing a number of difficult-to-treat cancers by disrupting malignant activation of the pathway.

IPI-926 is currently being evaluated in a Phase 1 study in solid tumors as well as a Phase 1b/2 study in combination with Gemzar® (gemcitabine) in patients with previously untreated, metastatic pancreatic cancer. These clinical trials build upon a robust set of supporting preclinical data that provide a strong rationale for evaluating the potential of IPI-926 for treatment of a broad range of cancers.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hsp90 chaperone system, the Hedgehog pathway, fatty acid amide hydrolase and phosphoinositide-3-kinase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the utility of Hedgehog pathway inhibition, the reporting of clinical data and the potential of IPI-926 to treat a broad range of cancers. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-926 will successfully complete necessary preclinical and clinical development phases or that Infinity’s strategic alliance with Mundipharma International Corporation Ltd. will continue for its expected term or that it will fund Infinity’s programs as agreed. Management’s expectations could also be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2010. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gemzar® is a registered trademark of Eli Lilly and Company.

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